For Immediate Release:	Contact:
February 8, 2008	Dawn M. Robért, Investor Relations
Galaxy Nutritional Foods, Inc.
(407) 854-0433

GALAXY NUTRITIONAL FOODS REPORTS
THIRD QUARTER OPERATING RESULTS

NET INCOME OF $295,365 COMPARES WITH PRIOR-YEAR NET INCOME OF $726,184

ORLANDO, Florida (February 8, 2008) Galaxy Nutritional Foods, Inc. (OTC BB: GXYF), a leading developer and marketer of cheese alternatives, organic dairy and other organic and natural food products, today reported its operating results for the third quarter and first nine months of FY2008.

In the three months ended December 31, 2006, the Company reported net income of $726,184 or $0.03 per diluted share, on net sales of approximately $6.1 million. Operating expenses during this prior year third quarter included $154,519 in costs related to disposal activities and $10,000 in non-cash stock-based compensation expense. Exclusive of these charges, the Company would have reported net income of $890,703 in the three months ended December 31, 2006.

For the three months ended December 31, 2007, the Company reported net income of $295,365, or $0.01 per diluted share, on net sales of approximately $6.4 million. This decline in net income versus the prior year third quarter is primarily due to a decrease in gross margin caused by a substantial increase in the cost of one of our primary ingredients, casein. We expect the fourth quarter of the current fiscal year to be similarly affected due to the historically high casein costs which we are now facing.

In the nine months ended December 31, 2006, the Company reported a net loss of ($54,681), or ($0.00) per diluted share, on net sales of approximately $20.7 million. Operating expenses during the first nine months of FY2007 included $1,428,000 in charges related to a reserve on a stockholder note receivable, $327,827 in costs related to disposal activities and $108,160 in non-cash stock-based compensation expense. Exclusive of these charges, the Company would have reported net income of $1,809,306 in the nine months ended December 31, 2006.

For the nine months ended December 31, 2007, the Company reported net income of $1,106,705, or $0.05 per diluted share, on net sales of approximately $18.8 million. Operating expenses during the first nine months of FY2008 included a previously disclosed non-recurring employment contract expense of $346,447. Exclusive of this charge, the Company would have reported net income of $1,453,152 in the nine months ended December 31, 2007. This decline in year to date net income versus the first three quarters of our prior fiscal year was primarily due to the aforementioned substantial increase in ingredient costs in the third quarter of the current fiscal year.

The Company generated EBITDA, as adjusted, (a non-GAAP measure), of $1,842,285 (9.8% of net sales) in the first nine months of FY2008, compared with EBITDA, as adjusted, of $2,608,181 (12.6% of net sales) in the first nine months of FY2007 (see EBITDA table at end of this release for further non-GAAP information). This decline in EBITDA, as adjusted, versus the prior year is primarily due to the lower net income in the current year as mentioned above.

“We are pleased that branded, net sales remain relatively strong and that our operating profit slightly exceeded our expectations, given the substantial increase in material costs we have absorbed.” stated Michael E. Broll, Chief Executive Officer of Galaxy Nutritional Foods, Inc.”

“Higher ingredient costs will challenge us in the short term, but we are confident we have the resources to continue to support our brands”, concluded Broll.

CONFERENCE CALL AND WEBCAST INFORMATION
The Company will host an investor conference call today, February 8, 2008 at 11:00 a.m. EDT; Shareholders and other interested parties may participate in the conference call by dialing 888-200-8867 (international/local participants dial 973-935-8765) and referencing the ID code 34196574 a few minutes before 11:00 am EDT on February 8, 2008. A replay of the conference call will be available on Galaxy Nutritional Foods Website at: http://www.galaxyfoods.com/investors/transcripts.asp starting on Monday, February 11, 2008.

About Galaxy Nutritional Foods, Inc.

Galaxy Nutritional Foods, Inc. (OTC BB: GXYF) develops and globally markets plant based cheese alternatives, organic dairy and other organic and natural food products to grocery and natural foods retailers, mass merchandisers and foodservice accounts. Galaxy Nutritional Foods Veggie®, the leading brand in the grocery cheese alternative category and the Company’s top selling product group, is primarily merchandised in the produce section and provides calcium and protein without cholesterol, saturated fat or trans-fat. Other popular brands include: Galaxy Nutritional Foods Rice®, Veggy®, Vegan®, Rice® Vegan and Wholesome Valley Organic®. Galaxy Nutritional Foods, Inc. is dedicated to developing nutritious and delicious food products made with high quality natural ingredients that exceed the expectations of today’s health conscious consumers. Galaxy is also committed to reducing its environmental impact as part of an Eat Green for Body & Earth™ program that offsets carbon emissions associated with product shipping and emphasizes the use of organic ingredients. For more information on Galaxy's products or green initiatives, visit www.galaxyfoods.com . Galaxy Nutritional Foods, Inc. is headquartered in Orlando, Florida, and its common stock is quoted on the OTC Bulletin Board under the symbol “GXYF”.

This press release includes a non-GAAP financial measure with respect to EBITDA, as adjusted. The non-GAAP financial measure included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Please see the last page of this release for more information on EBITDA, as adjusted, and the reconciliation of this financial measure to GAAP measures.

Any statement of future expectations in this press release, including without limitation, as to future revenues, net sales, earnings and profitability, plans and objectives for future operations, future economic performance or expected operational developments, and all other statements regarding the future are “forward looking” statements within the meaning of the Private Securities Litigation Act of 1995. These forward looking statements are based on the Company’s strategic plans and involve risks and uncertainties that may cause actual results to differ materially and adversely from these forward looking statements. Such risks and uncertainties include, without limitation: the Company’s ability to execute its business strategy in a very competitive service and pricing environment; risks associated with the launch of new marketing campaigns; continued relations with and pricing dependence on third party suppliers; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

(Financial statements follow)

GALAXY NUTRITIONAL FOODS, INC.
Balance Sheets

	DECEMBER 31, 2007	MARCH 31, 2007
	(UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash	$1,442,261	$879,487
Trade receivables, net	2,581,702	2,652,845
Inventories, net	100,558	377,432
Prepaid expenses and other	264,700	261,693

Total current assets	4,389,221	4,171,457

PROPERTY AND EQUIPMENT, NET	70,706	90,181
OTHER ASSETS	74,823	102,980

TOTAL	$4,534,750	$4,364,618

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Secured borrowings	$—	$556,886
Accounts payable	1,409,884	1,718,088
Accrued and other current liabilities	878,888	823,258
Current portion of accrued employment contracts	423,569	366,305
Related party note payable	2,685,104	—

Total current liabilities	5,397,445	3,464,537

ACCRUED EMPLOYMENT CONTRACTS, less current portion	2,154	194,491
RELATED PARTY NOTE PAYABLE	—	2,677,144

Total liabilities	5,399,599	6,336,172

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ DEFICIT:
Common stock	171,100	171,100
Additional paid-in capital	70,167,149	70,167,149
Accumulated deficit	(71,203,098)	(72,309,803)

Total stockholders’ deficit	(864,849)	(1,971,554)

TOTAL	$4,534,750	$4,364,618

GALAXY NUTRITIONAL FOODS, INC.
Statements of Operations
(UNAUDITED)

	THREE MONTHS ENDED DECEMBER 31,		NINE MONTHS ENDED DECEMBER 31,
	2007	2006	2007	2006

Net Sales	$6,446,099	$6,110,619	$18,763,360	$20,670,958
Cost of Goods Sold	4,145,200	3,417,232	11,346,406	12,450,194
GROSS MARGIN	2,300,899	2,693,387	7,416,954	8,220,764

OPERATING EXPENSES:
Selling	871,797	775,043	2,702,038	2,621,845
Delivery	263,923	217,431	772,786	643,714
General and administrative, including $0, $10,000, $0 and $108,160 non-cash compensation related to stock based transactions	672,530	639,030	1,883,647	2,496,658
Employment contract expense-general and administrative	—	—	346,447	—
Research and development	86,511	47,345	249,506	134,128
Reserve on stockholder note receivable	—	—	—	1,428,000
Cost of disposal activities	—	134,744	—	283,547
Loss on disposal of assets	512	19,775	512	44,280
Total operating expenses	1,895,273	1,833,368	5,954,936	7,652,172

INCOME FROM OPERATIONS	405,626	860,019	1,462,018	568,592

INTEREST EXPENSE	(110,261)	(133,835)	(343,313)	(623,273)

INCOME (LOSS) BEFORE TAXES	295,365	726,184	1,118,705	(54,681)

FEDERAL INCOME TAX EXPENSE	—	—	(12,000)	—

NET INCOME (LOSS)	$295,365	$726,184	$1,106,705	$(54,681)

BASIC NET INCOME (LOSS) PER COMMON SHARE	$0.02	$0.04	$0.06	$0.00
DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.01	$0.03	$0.05	$0.00

GALAXY NUTRITIONAL FOODS, INC.
Statements of Cash Flows
(UNAUDITED)

Nine Months Ended December 31,	2007	2006

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net Income (Loss)	$1,106,705	$(54,681)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	33,308	130,102
Amortization of debt discount and financing costs	36,117	256,546
Provision for future credits and doubtful accounts on trade receivables	(632,500)	(253,150)
Inventory reserve	5,615	—
Provision for loss on stockholder note receivable	—	1,428,000
Loss on disposal of assets	512	44,280
Non-cash compensation related to stock-based transactions	—	108,160
(Increase) decrease in:
Trade receivables	703,643	1,356,545
Inventories, net	271,259	(66,946)
Prepaid expenses and other	(3,007)	(176,477)
Increase (decrease) in:
Accounts payable	(308,204)	(1,317,088)
Accrued and other liabilities	(79,443)	(675,201)

NET CASH FROM OPERATING ACTIVITIES	1,134,005	780,090

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchase of property and equipment	(14,345)	(22,854)
Proceeds from sale of equipment	—	45,455
Decrease in other assets	—	34,923

NET CASH FROM (USED IN) INVESTING ACTIVITIES	(14,345)	57,524

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Net payments on secured borrowings	(556,886)	(745,225)
Borrowings on term notes payable	—	1,200,000
Repayments on term notes payable	—	(1,200,000)
Principal payments on capital lease obligations	—	(62,826)
Financing costs for long term debt	—	(144,011)

NET CASH USED IN FINANCING ACTIVITIES	(556,886)	(952,062)

NET INCREASE (DECREASE) IN CASH	562,774	(114,448)

CASH, BEGINNING OF PERIOD	879,487	435,880

CASH, END OF PERIOD	$1,442,261	$321,432

GALAXY NUTRITIONAL FOODS, INC.
EBITDA, as adjusted, (a non-GAAP measure) Reconciliation
(Unaudited)

	THREE MONTHS ENDED DECEMBER 31,		NINE MONTHS ENDED DECEMBER 31,
	2007	2006	2007	2006

NET SALES	$6,446,099	$6,110,619	$18,763,360	$20,670,958

NET INCOME (LOSS)	$295,365	$726,184	$1,106,705	$(54,681)
Plus:
Non-cash compensation expense	—	10,000	—	108,160
G&A expenses related to strategic alternatives	—	—	—	45,500
Reserve on stockholder note receivable	—	—	—	1,428,000
Cost of disposal activities	—	134,744	—	283,547
Employment contract expense	—	—	346,447	—
Loss on disposal of assets	512	19,775	512	44,280
Interest expense	110,261	133,835	343,313	623,273
Taxes	—	—	12,000	—
Depreciation and amortization expense	11,246	24,005	33,308	130,102
EBITDA, as adjusted	$417,384	$1,048,543	$1,842,285	$2,608,181

As a % of Net Sales	6.5%	17.2%	9.8%	12.6%

Footnote on non-GAAP Measures Presented Above

Management utilizes certain non-GAAP measures such as EBITDA, as adjusted, because it provides useful information to management and investors in order to accurately review the Company’s current on-going operations and business trends related to its financial condition and results of operations. Additionally, these measures are key factors upon which the Company prepares its budgets and forecasts. In its determination of non-GAAP measures, management excludes the non-cash compensation related to stock-based compensation, G&A expenses related to strategic alternatives, the cost of disposal activities, impairment or loss on the disposal of assets, employment contract expense, and the reserve against a stockholder note receivable from its analysis of operating income because it believes that these items do not accurately reflect the Company’s current on-going operations. With respect to non-cash compensation, this is calculated based on fluctuations in the Company’s stock price which are outside the Company’s control and typically do not reflect the Company’s operations. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures reported by other companies.

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